January 22, 2008

Securities and Exchange Commission
100 F Street, North East
Washington, D.C. 20549

Dear Sirs/Mesdames:

Re: Tecton Corporation, registration of 27,308,553 common shares on Form SB-2

Please be advised that, I have reached the following conclusions regarding the above offering:

1.	TECTON CORPORATION (the "Company") is a duly and legally organized and existing Nevada state corporation, with its registered office located at 5348 Vegas Drive, Suite 226, Las Vegas, Nevada 89108 and its principal place of business located at Bettlistrasse 35, CH – 8600 Dübendorf, Switzerland. The Articles of Incorporation and corporate registration fees were submitted to the Office of the Secretary of State of Nevada and filed with the office on January 19, 2006. The Company's existence and form is valid and legal pursuant to the representation above.

2.	The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of common stock at this time. Neither the articles of incorporation, bylaws, and amendments thereto, nor subsequent resolutions change the non- assessable characteristics of the Company's common stock. The 27,308,553 shares of common stock previously issued by the Company to the selling shareholders are in legal form and in compliance with the laws of the State of Nevada, and are legally issued, fully paid and non-assessable. In addition, I am of the opinion that the Shares to be sold by the Selling Shareholders pursuant to this Registration Statement, when sold will be validly issued, fully paid and non-assessable shares of the Company's common stock.

3.	The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

I hereby consent to being named in the Form SB-2 Registration Statement as having rendered the foregoing opinion. I also consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving my consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Yours truly,

BACCHUS CORPORATE AND SECURITIES LAW

Per: /s/ Penny Green

Penny O. Green
Barrister, Solicitor & Attorney
Member, Washington State Bar Association
Member, Law Society of BC